Alan T. Schiffman, CPA, PC
Financial Strategists *Business Consultants*
1166 Dimock Lane Naples, FL 34110
Telephone 239-595-0314; Fax 239-594-7984
Email: ats@naplescpa.net *Website: alantschiffman.com*

The balance sheet as of December 31, 2020 and related statements of operations, member interest and cash flows for the period from November 10, 2020 (inception) through December 31, 2020 and the related notes to the financial statements of Gratus Capital Properties Fund III, LLC , included in this prospectus, have been so included in reliance on the report of Alan T. Schiffman, CPA, PC, independent auditors, given on the authority of that firm as experts in auditing and accounting.

The above financial statements of Gratus Capital Properties Fund III, LLC as of December 31, 2020 and the results of operations, member interests and cash flows for the period from November 10, 2020 (inception) to December 31, 2020, included in this offering circular, have been audited by Alan T. Schiffman, CPA, PC, independent auditors, as stated in their report appearing herein. We agree to the inclusion in the offering circular of our report, dated March 25, 2021, on our audit of the financial statements of Gratus Capital Properties Fund III, LLC.

CPA PC

March 25, 2021, Except for Note 7, June 8, 2021
Naples, Florida